COLONIAL INTERMEDIATE TAX-EXEMPT FUND
                             FUND YIELD CALCULATION
                           (CALENDAR MONTH-END METHOD)
                        30-DAY BASE PERIOD ENDED 11/30/97


                                              a-b    6
                               FUND YIELD = 2 --- +1   -1
                                              c*d


                                                   CLASS A       CLASS B       CLASS C
                                                   -------       -------       -------
a = dividends and interest earned during
    the month ................................       $41,706       $42,279        $408

b = expenses accrued during the month                  5,054        10,742          69

c = average dividend shares outstanding
    during the month .........................     1,290,426     1,308,223      12,629

d = class maximum offering price per share
    on the last day of the month .............         $8.25         $7.98       $7.98


            YIELD ............................          4.17%         3.65%       4.07%

            YIELD  WITHOUT WAIVER.............          3.34%         2.79%       3.21%

            TAX-EQUIVALENT YIELD:  ...........          6.90%         6.04%       6.74%
                                                        ----          ----        ----